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                                                                       EXHIBIT 5

                                January 19, 1999


Heritage Financial Corporation
201 5th Avenue SW
Olympia, WA  98501

Ladies & Gentlemen:

In connection with the registration under the Securities Act of 1933 (the "Act") of 1,050,000 shares (the "Securities") of Common Stock, no par value, of Heritage Financial Corporation, a corporation (the "Company"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Securities (the "Registration Statement") has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the company's articles of incorporation, and the Securities have been duly issued and sold as contemplated by the Registration Statement and upon consummation of the merger of Washington Independent Bancshares, Inc. with and into the Company, the Securities will be validly issued, fully paid and nonassessable.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Legal Opinions" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                       GERRISH & McCREARY, P.C.

                                       /s/ Gerrish & McCreary, P.C.